Exhibit 11.  Computation of Net Income (Loss) Per Share.

                   TRANSTECH INDUSTRIES, INC.
        COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
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                                        For the Three Months Ended
                                                March 31,
BASIC:                                      2002        2001
Weighted Average Common Shares
  Outstanding                            2,979,190    2,835,857

Net Income (Loss)                       $6,598,000   $ (256,000)
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share                  $2.21        $(.09)

DILUTED:
Weighted Average Common
    Shares  Outstanding                  2,979,190    2,835,857
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,979,190    2,835,857

Net Income (Loss)                       $6,598,000   $ (256,000)
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share                  $2.21        $(.09)

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